Exhibit 99.1
John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP RESCHEDULES 2012 THIRD QUARTER
CONFERENCE CALL TO FRIDAY, NOVEMBER 2, 2012

New York, NY, October 29, 2012 — Sterling Bancorp (NYSE: STL) has rescheduled the release of its third quarter financial results and related conference call to Friday, November 2, 2012, from October 30, due to the disruption caused by Hurricane Sandy and the associated closure of the financial markets.

Sterling’s third quarter news release is now scheduled to be issued prior to the opening of the U.S. financial markets on Friday, November 2, 2012.  The Company will hold a conference call on that date at 10:00 a.m. Eastern Time to discuss the financial results.  To access the conference call live, interested parties may dial 866-233-3843 at least 10 minutes prior to the call.

A replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern Time on November 2, 2012, until 11:59 p.m. Eastern Time on November 16, 2012.  To access the replay by telephone, interested parties may dial 800-475-6701 and enter the Access Code 267654.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets of $2.7 billion. Since 1929, Sterling National Bank, the Company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions—including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

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